Exhibit 99.1

Ceres Announces Fiscal First Quarter 2013 Financial Results

•	Ceres doubles the number of mills in Brazil from last season.

•	Mill groups and suppliers represent ~30% of sugarcane crush in Brazil.

•	Plantings largely completed for the 2012-2013 sweet sorghum season.

THOUSAND OAKS, Calif. – January 10, 2013 – Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced financial results for the quarter ended November 30, 2012 and provided an update on its business in Brazil, its largest immediate commercial opportunity.

The company reported that plantings of its new sweet sorghum hybrids have been largely completed for the 2012-2013 production season in Brazil. Harvests are expected to begin in late March or April.

“Our primary objective this season is to demonstrate economically compelling yields with many mill groups, and thus, drive adoption of our products across a broad customer base,” said Richard Hamilton, President and Chief Executive Officer of Ceres. “It is still early in the growing season, but the weather has been cooperating and the crop appears to be off to a good start.”

FIRST QUARTER BUSINESS HIGHLIGHTS

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For the 2012-2013 sweet sorghum season in Brazil, Ceres reported that it will be working with 31 ethanol mills and mill suppliers in Brazil through a combination of seed sales, agronomy and crop management services and product evaluations. These customers, which include approximately half of the top-20 ethanol producers in Brazil, were responsible for approximately 30% of the sugarcane crushed during the 2011-2012 production season.

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Ceres’ sweet sorghum hybrids are expected to be planted on approximately 3,000 hectares, which is less than the company originally anticipated. As previously reported, this is due in part to the effects of the drought last season and the focus among its customers on the field performance of its new hybrids, which can be determined at a smaller scale than industrial evaluations. Mills have already validated the industrial processing of sweet sorghum during the past two seasons.

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In November, Ceres announced that its Brazilian subsidiary Ceres Sementes do Brasil Ltda. entered into a collaboration with Syngenta. Under a market development agreement, Syngenta will evaluate its crop protection portfolio with Ceres hybrids. Both companies are coordinating outreach to ethanol mills and developing industry training programs in Brazil.

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Ceres achieved positive results from field trials of its various drought tolerance genes in rice, which it routinely uses in its development pipeline to confirm performance. The company will proceed with wider-scale testing, and continue to move its traits into its energy crops.

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During the quarter ended November 30, 2012, Ceres was awarded five U.S. patents related to methods for improving plants, plants and plant parts, transcription promoters, markers and compositions of matter for protein-encoding DNA sequences.

FIRST QUARTER FINANCIAL RESULTS

Total revenues for the quarter ended November 30, 2012 were $2.0 million compared to $1.8 million for the same period last year. The increase was primarily due to an increase in collaborative research and government grant revenue, which was partially offset by a decrease in product sales.

Of the plantings this season, approximately 1,800 hectares were planted under certain sales incentive programs and promotions, whereby the company has either deferred revenue until the completion of the 2012-2013 sweet sorghum harvest season, or expects to generate revenue through agronomy services or biomass sales. The remaining hectares, which were not enrolled in incentive programs, consisted of seed sales that were recognized as revenue upon delivery and planting as well as complimentary trial seed. The majority of seed deliveries and plantings in Brazil occurred in the fiscal second quarter.

Cost of product sales was relatively flat at $0.7 million for the quarter ended November 30, 2012 compared to $0.8 million for the same period last year. Cost of product sales during this comparative period primarily related to the company’s U.S. operations.

Research and development expenses decreased by $1.0 million to $4.3 million in the quarter ended November 30, 2012 compared to the same period last year due primarily to reduced R&D personnel and related expenses as well as lower external R&D expenses.

Selling, general and administrative expenses were $3.8 million in the quarter ended November 30, 2012 compared to $2.8 million for the same period last year. The increase was primarily attributable to increased personnel expenses in the U.S. as well as an increase in Brazil expenses due to an increase in business operations and market development support.

For the quarter ended November 30, 2012, Ceres reported a net loss of $6.9 million, or $0.28 per share, compared to a net loss of $7.5 million, or $3.73 per share, for the quarter ended November 30, 2011. Shares used in the calculation of net loss per share (basic and diluted) were 24,693,303 and 2,018,939 for the quarters ended November 30, 2012 and 2011, respectively.

At November 30, 2012, Ceres had cash and cash equivalents of $14.4 million and marketable securities of $38.8 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Ceres has scheduled a conference call for 4:30 p.m. EST (1:30 p.m. PST) today to discuss first quarter results. The webcast of the conference call may be accessed at investor.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:

(877) 838-4153

International callers:

+1 (720) 545-0037

An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

2013 ANNUAL MEETING OF STOCKHOLDERS

Ceres will hold its 2013 annual meeting of stockholders on February 8, 2013 at 11:00 a.m. PST at the W Hotel at 6250 Hollywood Blvd. in Los Angeles, California. Notice of the annual meeting, proxy materials and the company’s annual report for the fiscal year ended August 31, 2012 will be mailed to stockholders of record as of December 20, 2012. Each attendee must be a Ceres stockholder as of the close of business on December 20, 2012 or hold a valid proxy for the annual meeting.

UPCOMING INVESTOR EVENTS

Ceres is scheduled to present at the Seventeenth Annual Goldman Sachs Agribusiness Conference on February 26, 2013 in New York City. The company will also present at the Raymond James 34th Annual Institutional Investors Conference on March 5, 2013 in Orlando, Florida. Slide presentations will be posted on the investor events page of the company’s website, www.ceres.net.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding our efforts to develop and commercialize our products, our short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

CERES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	November 30,
	2012	2011
Revenues:
Product sales	$14	$276
Collaborative research and government grants	1,952	1,472

Total revenues	1,966	1,748

Cost and operating expenses:
Cost of product sales	700	763
Research and development	4,343	5,275
Selling, general and administrative	3,844	2,804

Total cost and operating expenses	8,887	8,842

Loss from operations	(6,921)	(7,094)
Interest expense	(1)	(111)
Interest income	29	4
Other expense	—	(338)

Loss before income taxes	(6,893)	(7,539)
Income tax (expense) benefit	(1)	(1)

Net loss	$(6,894)	$(7,540)

Basic and diluted net loss per share	$(0.28)	$(3.73)
Basic and diluted weighted average outstanding common shares used for net loss per share	24,693,303	2,018,939

CERES, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	November 30,	August 31,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$14,378	$21,069
Marketable securities	37,636	33,565
Prepaid expenses	758	1,050
Accounts receivable	1,488	765
Inventories	1,054	841
Other current assets	144	278

Total current assets	55,458	57,568

Property and equipment, net	5,559	5,756
Marketable securities	1,156	5,720
Other assets	105	203

Total long-term assets	6,820	11,679

Total assets	$62,278	$69,247

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,314	$5,476
Other current liabilities	345	732
Current portion of long-term debt	65	134

Total current liabilities	5,724	6,342
Other non-current liabilities	69	88
Long-term debt, net of current portion	96	256

Total liabilities	5,889	6,686

Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock and additional paid in capital, $0.01 par value; 490,000,000 shares authorized; 24,801,986 shares issued and outstanding at November 30, 2012; 24,549,029 shares issued and outstanding at August 31, 2012.	305,740	304,917
Accumulated other comprehensive loss	(384)	(283)
Accumulated deficit	(248,967)	(242,073)

Total stockholders’ (deficit) equity	56,389	62,561

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$62,278	$69,247

CONTACT:

Ceres, Inc.

Gary Koppenjan

Investors (805)375-7801

Media (805)376-6546

ir@ceres.net

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